Exhibit (c)(15)

Exhibit (c)(15)

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Project Aviary

Presentation to the Board of Directors

July 18, 2026



Summary of Value Indications Received

	Toucan 7/13 Proposal	[***] 7/16 Proposal
Offer Value at Close	$16.25	$17.00
Present Value of Offer	$16.25	$14.45 – $15.65[(1)] *Memo: Delay vs Toucan: 12 mo. – 6 mo.*
Cash / Stock Mix	▪ 25% cash / 75% stock consideration – Structured as all stock deal with cash election for up to 25% of consideration	▪ 100% stock consideration
Collar	▪ Fixed value per share with a downside collar – ~20% decline in Toucan share price would prompt shareholder vote ▪ Walkaway rights to Pelican below collar	▪ Fixed value per share with +/-25% collar (current counter) – +/-7% proposed by [***]
Timing / Status	▪ Board meeting scheduled for morning of 7/18; to provide timing update coming out of the conversation ▪ Latham (Toucan's counsel) reviewing draft merger agreement	▪ Diligence complete ▪ Transaction agreements in [***] court since 7/12 (already completed one round of markups)
Other Considerations	▪ Amendment to existing commercial agreement	▪ $200mm regulatory reverse termination fee to Pelican (11% of deal value is current counter or ~$211mm-$248mm) ▪ Stated concerns with divestiture remedies in contract ▪ Requested waiver of [***] ▪ Stated concerns with Toucan agreement terms, but no formal asks made

Source: Pelican Management, Wall Street research, and public filings. Note: Per share values rounded to the nearest $0.05. (1) Values based on a discount rate of 17.75% (midpoint of Centerview's discount range). [***] proposal assumes 12 months to close.

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Evolution of Pelican Share Price and Volume Through Unaffected

- Reflects Pelican trading one month prior to unaffected date of 7/16



Average Pelican Trading Volume
90-Day 2,821
60-Day 3,431
30-Day 4,140
10-Day 4,850
6/17/26: [***] communicates $1.5bn value indication
6/22/26: Toucan communicates $15 / share value indication
6/23/26: [***]
6/30/26: [***] communicates $16.23 / share value indication
7/10/26: [***] communicates $18 - $20.75 / share value indication
7/13/26: Toucan communicates $16.25/ share value indication
7/13/26: Outreach from Reuters and Bloomberg to TDC, CVP and Cooley (none answered)
7/13/26: Outreach from FT to CVP citing long running market chatter regarding a transaction
$9.69
$15.58
+61%
$11.54
+19%
Pelican Share Price
Pelican Trading Volume
$16 $15 $14 $13 $12 $11 $10 $9 $8
30mm 25mm 20mm 15mm 10mm 5mm --
6/16 6/17 6/18 6/19 6/22 6/23 6/24 6/25 6/26 6/29 6/30 7/1 7/2 7/3 7/6 7/7 7/8 7/9 7/10 7/13 7/14 7/15 7/16
7/16/26 Trading Overview
Price as of 3:27pm (Prior to Leak) $14.68
Memo: Trading Volume Prior to Leak 3.0mm
1,086k
3:28 trading vol.
4.1k
3:27 trading vol.
$15.79 (7/15 Close)
$15.58 (7/16 Close)
7/16/26: Twitter speculation of potential takeover interest for Pelican from Merck and at least 2 other suitors at ~3:30pm
$17 $16 $16 $15 $15 $14 $14
1,200k 1,000k 800k 600k 400k 200k 0k
10am 11am 12pm 1pm 2pm 3pm 4pm
Pelican Trading Volume
Pelican
Selected Tools/Dx companies(1)

Source: FactSet as of 7/17/26. Note: Trading volume in thousands of shares. (1) Peers includes Natera, Guardant, Caris, Grail, BillionToOne, Adaptive, Veracyte, GeneDx, 10x Genomics, and CareDx.

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Proposed Deal Terms

- Based on unaffected Pelican price and Toucan closing price as of July 17, 2026

	Unaffected Share Price[1]	Toucan Final Proposal 25% Cash
Price Per Share	**$14.68**	**$16.25**
Cash Consideration Per Share		*4.06*
Stock Consideration Per Share		*12.19*
Implied Stock Exchange Ratio		*0.2323x*
Fully Diluted Shares Outstanding	117.7	118.2
Implied Purchase Price	**$1,728**	**$1,920**
Less: Net Cash[2]	(211)	(211)
Implied Enterprise Purchase Price	**$1,517**	**$1,709**
PF % Ownership[3]		*11.5%*
Cash Consideration ($mm)[3]		*427*
<u>Implied Premiums - %</u>		
Unaffected Share Price ($14.68)	–	*11%*
Current Share Price ($15.39)	*(5%)*	*6%*
Unaffected 30-Day VWAP ($12.72)[4]	*15%*	*28%*
Unaffected Enterprise Value ($1,517mm)	–	*13%*
<u>Implied Premiums - $</u>		
Unaffected Share Price ($14.68)	–	*$192*
Current Share Price ($15.39)	*($87)*	*$105*
Unaffected 30-Day VWAP ($12.72)[4]	*$239*	*$431*
Unaffected Enterprise Value ($1,517mm)	–	*$192*

Source: Pelican Management, Wall Street research, public filings, FactSet, and Bloomberg as of 7/17/26. Note: Dollars in millions, except per share data. Analysis assumes Toucan's $750mm of convertible senior notes due 7/15/30 with a conversion price of $84.19 and $460mm principal amount of convertible senior notes due 5/15/32 with a conversion price of $69.26 are treated as debt. Based on fully diluted Pelican shares outstanding: basic shares of 106.8mm as of 7/16/26 and dilution under treasury stock method (TSM) of 14.9mm stock options with a weighted-average exercise price (WAEP) of $5.33, 0.6mm RSUs, and 0.6mm PSUs (assumed not achieved in standalone / current scenario and assumed achieved at 100% of target in transaction scenario) all as of 7/16/26. (1) Unaffected Pelican share price assumed to be 7/16/2026 at 3:27pm ET. (2) Based on $213mm cash and cash equivalents as of 6/30/26 and $2mm of software loans treated as debt as of 6/30/26, per Pelican Management. (3) Adjusted to reflect Toucan's existing ownership of 13,039,067 Pelican shares, which are excluded from purchase consideration and pro forma ownership. (4) Unaffected 30-Day VWAP calculated from 6/3/2026 at 9:30am ET to 7/16/2026 at 3:27pm ET.